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Pricing Supplement dated October 4, 2001                          Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                      File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                        TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $72,000,000              Trade Date: October 4, 2001
Issue Price: See "Plan of Distribution"     Original Issue Date: October 10, 2001
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $71,992,800
           Terms of the Notes"              Principal's Discount
Interest Payment Period: Quarterly            or Commission: 0.01%
Stated Maturity Date: October 11, 2002

________________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate [ ]  Federal Funds Rate
               [X]  LIBOR   [ ]  Treasury Rate         [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: January 11, 2002 Spread (+/-): -0.07%
     Interest Rate Reset Period: Quarterly         Spread Multiplier:  N/A
     Interest Reset Dates:      January 11, 2002,  Maximum Interest Rate: N/A
      April 11, 2002 and July 11, 2002
     Interest Payment Dates: January 11, 2002,     Minimum Interest Rate:  N/A
       April 11, 2002, July 11, 2002 and October   Index Maturity: 3 month
       11, 2002                                    Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from October 10, 2001 to October 11, 2002
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                            ___________________________

                                    BNP PARIBAS

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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on October 8, 2001 minus 0.07%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated October 4, 2001 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

     Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.